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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  LEDWICK           TIM                S.           CITYSCAPE FINANCIAL CORP. (CTYS)            Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security 4. Statement for       ----              ---
                                                  Number of Reporting       Month/Year            X Officer (give    Other (Specify
              66 MERRY LANE                       Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                                                               below)
                 (Street)                                                   APRIL 1997                 CHIEF FINANCIAL OFFICER
                                                                          -------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check Applicable Line)
                                                                             (Month/Year)          X
                                                                                                 ---- Form filed by One Reporting
                                                                                                      Person

                                                                                                 ---- Form filed by More than One
                                                                                                      Reporting Person
  WESTON,        CONNECTICUT         06883
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 COMMON STOCK                                                                                   13,406            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                     SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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EMPLOYEE STOCK               $13.25       4/22/97    A    V     11,000         4/22/97 4/22/07   COMMON   11,000
OPTION (RIGHT TO BUY)                                                                             STOCK
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EMPLOYEE STOCK                                                                  1/4/96  1/4/01   COMMON   40,000
OPTION (RIGHT TO BUY)        $10.00                                                               STOCK
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EMPLOYEE STOCK                                                                  1/4/97  1/4/01   COMMON   30,000
OPTION (RIGHT TO BUY)        $10.00                                                               STOCK
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EMPLOYEE STOCK                                                                  1/4/98  1/4/01   COMMON   30,000
OPTION (RIGHT TO BUY)        $10.00                                                               STOCK
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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EMPLOYEE STOCK                  11,000                    D
OPTION (RIGHT TO BUY)
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EMPLOYEE STOCK                  40,000                    D
OPTION (RIGHT TO BUY)
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EMPLOYEE STOCK                  30,000                    D
OPTION (RIGHT TO BUY)
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EMPLOYEE STOCK                  30,000                    D
OPTION (RIGHT TO BUY)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Tim S. Ledwick              5/7/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                    Page 2
required to respond unless the form displays a currently valid OMB Number.                                          SEC 1474 (7-96)